                               AMENDED AND RESTATED
                                  SCHEDULE TO THE
                  INVESTMENT ADVISORY AGREEMENT DATED MAY 3, 1995
                                      BETWEEN
                          THE ADVISORS' INNER CIRCLE FUND
                                        AND
                                FIRST MANHATTAN CO.

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

Portfolio                               Fee
---------                               ---
FMC Select Fund                         .80% of the average daily net assets

FMC Strategic Value Fund                1.00% of the average daily net assets